Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-160105, 333-159474, 333-156500, 333-144438 on Form S-8 of our reports dated June 30, 2009, relating to the financial statements of Spreadtrum Communications, Inc., its subsidiaries, and its variable interest entity ( collectively the “Company”) and the effectiveness of the Company’s internal control over financial reporting (which reports (1) express an unqualified opinion on the financial statements and include an explanatory paragraph relating to the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” and (2) express an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2008.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Shanghai, China

June 30, 2009